FOR IMMEDIATE RELEASE

ACCESS INTEGRATED TECHNOLOGIES TO ACQUIRE THE BIGGER PICTURE

- Acquisition Will Strengthen AccessIT’s Commitment to Alternative Programming -

MORRISTOWN, N.J., January 8, 2006 — Access Integrated Technologies, Inc. ("AccessIT") (NASDAQ:AIXD) today announced that it has signed a definitive agreement to acquire alternative content provider The Bigger Picture, a subsidiary of privately held Sabella Dern Entertainment. The acquisition is expected to close on or before January 15, 2007 and is subject to customary closing conditions.

AccessIT currently has an exclusive agreement with The Bigger Picture to make its entertainment programming available to all exhibitors across the country equipped with 2K digital projectors, including more than 1,600 deployed to date by its Christie/AIX business unit. The programs include Kidtoon Films providing G-rated movies for kids on the weekends, anime films for teen and college audiences and inspirational films from Fox Faith, a unit of Twentieth Century Fox Studios. Together the companies will expand the breadth of content The Bigger Picture is providing to include, at a minimum, other programs of genre films as well as an array of compelling non-traditional entertainment programs.

Bud Mayo, Chief Executive Officer of AccessIT, said: “Alternative content choices – such as concerts, faith based, ethnic and sports programs – have been enabled by AccessIT’s industry-leading technologies. There is no question that this content will change the model for exhibitors and movie-goers alike. We view our acquisition of The Bigger Picture, with its superb management team, as an important step in moving the digital cinema experience forward. We expect the already significant revenues from each Bigger Picture program to grow significantly over time. This is a marketplace we expect to become a multi-billion dollar opportunity over the next 5 to 10 years and AccessIT intends to win market share using its real world experience as well as its innovative technologies.”

Jonathan Dern, Co-CEO of The Bigger Picture, commented: “Our team looks forward to joining the leader in the digital cinema revolution. As an integral part of AccessIT, we will have the opportunity to take our alternative programming distribution capabilities to the next level, reaching an ever-growing number of exhibitors domestically and around the world who are using digital technology to expand their sources of revenue. AccessIT’s exhibitor partners will be the biggest beneficiaries of our growth.”

Greg Rutkowski, Co-CEO of The Bigger Picture, added: "AccessIT’s strategic vision for digital cinema and its ability to integrate solutions for the industry make it a very exciting company to join. We’re thrilled to become a part of it.”

Access Integrated Technologies, Inc. (AccessIT) is the industry leader in providing fully integrated software and services to enable the motion picture entertainment industry and all of its constituents to transition from film to digital cinema. Its studio-backed 4,000 screen ongoing deployment of digital systems is the first and the largest of its kind in the world. The company’s Theatrical Distribution System software and electronic satellite delivery services provide studios and content owners with a seamless entry into the digital era while its vendor neutral Theatre Command Center and Exhibitor Management System provide exhibitors with all the tools needed to transition to digital cinema. Access Integrated Technologies® and AccessITTM are trademarks of Access Integrated Technologies, Inc. For more information on AccessIT, visit www.accessitx.com. AIXD-G

(973) 290-0080                                                         55 Madison Avenue, Morristown, NJ 07960

The Bigger Picture is a leader in the digital distribution of movies targeted to specific audiences.  The programs include Kidtoon Films, G-rated movies for kids on the weekends, anime films for teen and college audiences, and inspirational films from Fox Faith, a unit of Twentieth Century Fox Studios.  The Bigger Picture has released 25+ films digitally with partners such as AccessIT and Screenvision. The Bigger Picture is a subsidiary of Sabella Dern Entertainment, a property creation and animation studio that develops, enhances and re-brands global intellectual properties. For more information, visit www.thebiggerpicture.us and www.kidtoonfilms.com.

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of AccessIT officials during presentations about AccessIT, along with AccessIT 's filings with the Securities and Exchange Commission, including AccessIT 's registration statements, quarterly reports on Form 10-QSB and annual report on Form 10-KSB, are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act''). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects'', "anticipates'', "intends'', "plans'', “could”, “might”, "believes'', “seeks”, "estimates'' or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by AccessIT’s management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about AccessIT, its technology, economic and market factors and the industries in which AccessIT does business, among other things. These statements are not guarantees of future performance and AccessIT undertakes no specific obligation or intention to update these statements after the date of this release.

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Contact:

Suzanne Tregenza Moore AccessIT 55 Madison Avenue Suite 300 Morristown, NJ 07960 973.290.0080 www.accessitx.com	Andrew Komendantov The Dilenschneider Group 212.922.0900